EXHIBIT 99.1


Contact:  Michael A. Corbett
          Chief Financial Officer
          (675) 264-8000


      SHOLODGE ANNOUNCES COMPLETION OF SALE AND LEASEBACK OF
                      14 SUMNER SUITES HOTELS

Hendersonville,  Tennessee (November 19, 1997) - ShoLodge, Inc. (Nasdaq/NM:
LODG today announced that it has completed the previously announced sell and leaseback transaction covering 14 Sumner Suites hotels for a total price of $140 million with Hospitality Properties Trust (NYSE:HPT). In addition, HPT has indicated its continued willingness to consider additional sale-leaseback transactions of up to $150 million for Sumner Suites hotels subject to agreement on mutually acceptable terms.

     ShoLodge is the owner, operator, and developer of the Sumner Suites brand and also owns, develops, manages, and franchises the Shoney's Inns and Shoney's Inns & Suites brand.

     HPT is a real estate investment trust which has $1.2 billion of investments in hotels that are leased to unaffiliated hotel operating companies.

     Commenting on the announcement, Leon Moore, chairman, president and chief executive officer of ShoLodge, said, "The 14 Sumner Suites hotels are located in eight states; Arizona, Florida, Georgia, Ohio, Indiana, New Mexico, Tennessee, and Texas and have a total of 1,641 suites. Sumner Suites hotels address the very desirable mid-market, all-suites segment of the hospitality industry. The sale of these initial 14 Sumner Suites coupled with our proven managerial ability to develop, build, and operate these properties provides us with the capital to continue to implement our aggressive growth strategy to rapidly expand the Sumner Suites brand. We believe that HPT is an excellent strategic partner and we look forward to working with them in the future."